Exhibit 99.1

News Release

Waddell & Reed Financial, Inc. Reports Second Quarter Results

•      Diluted earnings per share of $0.31; up 15% compared to last year’s second quarter

•      Diluted cash earnings per share of $0.33; up 32% compared to last year’s second quarter

•      AUM of $36.4 billion; up 15% compared to last year’s second quarter

•      Sales productivity up 23% compared to last year’s second quarter

Overland Park, KS, July 29, 2004 – Waddell & Reed Financial, Inc. (NYSE: WDR) reported second quarter net income of $25.2 million, or $0.31 per diluted share, compared to $27.9 million, or $0.34 per diluted share in the first quarter of 2004 and net income of $22.3 million, or $0.27 per diluted share in last year’s comparable period.  In addition, it reported cash net income of $27.1 million, or $0.33 per diluted share, compared to $29.5 million, or $0.36 per diluted share in the first quarter of 2004 and cash net income of $21.0 million, or $0.25 per share in last year’s comparable period. We believe adjusting our results by excluding non-cash items provides a more meaningful measure of our financial performance because it more accurately reflects our true cash flow and aids comparability with other asset managers, especially those which do not expense equity compensation. Please see pages 5 and 6 for a full description of our adjusted results and reconciliation to GAAP.

Channel Discussion

Like much of the industry, we experienced softening of sales, both in our Advisors channel and our Wholesale channel, which includes our institutional sales and the sale of our mutual funds in non-proprietary channels.  Total sales in both channels were negative, although we did record positive net sales in the non-proprietary portion of our Wholesale channel.

Waddell & Reed’s unique business model provides for complementary sales activity between our channels.  The Advisors channel is an advice-driven channel, oriented to financial planning, in which sales by our proprietary financial advisors create stable assets and a point-of-sale profit.  Our Wholesale channel enables us to extend our investment expertise to additional channels and is product-focused.

Investment performance is important in both channels – especially the Wholesale channel – and the quality of our performance remained strong at June 30, improving from March 31 levels.  Specifically, 74% and 79% of our equity funds ranked in the top half of Lipper rankings for the three and five year periods, respectively, up from 63% and 73% at the end of March; 48% of equity funds received a 4 or 5 star ranking by Morningstar compared to 37% at the end of March.

Waddell & Reed Advisors channel

The business model of our Waddell & Reed Advisors channel is unique in two important ways and its profitability characteristics are often misunderstood.  First, because the business model focuses on financial planning for the long-term savings goals of our clients, assets in the Advisors channel remain invested with Waddell & Reed for two to three times longer than the industry average.  Consequently, we earn management fees on those assets for many years more than our peers.  Second, unlike our peers, we make a distribution profit, or in an unusual market incur a small loss, at the point of sale; thus, we avoid the treadmill of replacing high turnover assets with expensive new assets.  When combined, these two factors yield longer cash flow on assets (from management fees earned) as well as greater profitability compared to peers.  Using year-to-date data for 2004, over a period of ten years, an equal-size peer would have to sell 3.6 times more product to match our Advisors channel’s profitability.  That advantage is equivalent to an organic growth rate – net sales divided by beginning assets – of 4.5 percent.

Investor appetite for mutual fund purchases in our markets was weaker this quarter, resulting in negative net sales for the Advisors channel.  Net sales outflows during the second quarter were $329.0 million, up 13% from last year’s second quarter and 27% sequentially.

Wholesale channel

Net sales of our mutual funds (primarily the Ivy Funds) in non-proprietary channels remained positive in the second quarter, though at a lesser level than in the first quarter of 2004, which was our best since initiating this effort.  Gross sales from our non-proprietary distribution efforts represented more than one-fourth of total sales during the quarter, and remain on pace to exceed $1 billion this year.

Third quarter non-proprietary net sales will be affected negatively by the anticipated redemption by Minnesota Life Insurance Company of approximately $35 million, as part of a reallocation of its capital.  The $35 million is seed money that Minnesota Life had invested in a former Advantus fund that was merged into an Ivy fund earlier this year.

Given our success to date in non-proprietary channel wholesaling, we plan to introduce this activity to our Advisors channel beginning in the third quarter, using an existing team within our wholesaling unit that had previously been dedicated solely to The Legend Group and Securian.  By including Waddell & Reed advisors in our wholesaling effort, we expect to support their sales efforts through enhanced communication regarding our products and strategies for their use with clients and prospects.

The positive flows generated by our non-proprietary efforts were more than offset by outflows in our institutional business.  The funding of new mandates is often unpredictable, and flows have been soft during the first half of the year.  We anticipate recently awarded defined benefit mandates for $430 million will fund in the third quarter.

Management Fee Revenues

When comparing the current quarter to the first quarter of 2004, revenues declined at a slightly lower rate than the decline in average assets under management due to a slight improvement in the overall management fee rate.  Comparing the current quarter to last year’s second quarter, revenues increased at a slightly greater rate than average assets due to a 1.8 basis point improvement in the overall management fee rate.  The management fee rate improvement is due to a mix shift between the Advisors, W&R Target and the Ivy Funds that occurred when we acquired and merged the Securian assets into the Ivy and W&R Target Funds in the second half of 2003.  The W&R Target and Ivy Funds generally have a slightly higher management fee rate due to scale.  For the quarters ended June 2004, March 2004 and June 2003, the overall management fee rate was 66.1 basis points, 65.5 basis points and 64.3 basis points, respectively.

Underwriting and Distribution Fee Revenues

Investment Product Sales*

Advisors Channel

($ thousands)

	2Q 04	2Q 03%		1Q 04%
Front-load sales	378,692	372,036	1.8%	458,456	-17.4%
Deferred-load sales	57,996	64,678	-10.3%	69,920	-17.1%
Total	436,688	436,714	0.0%	528,376	-17.4%

*Investment product sales exclude sales at net asset value, Class Y sales, and  sales of money market funds.  Sales load is included.

On a sequential quarter basis, the decline in revenues correlates to the decline in front-load sales volume and, to a lesser degree, to a decline in insurance commissions.  This decline was partially offset by higher sales volume by Legend advisors. The revenue improvement over last year’s second quarter is attributable to higher sales levels by Legend advisors, and partially offset by lower variable annuity sales volume and lower insurance commissions.

Shareholder Service Fee Revenues

Comparing the current quarter to last year’s comparable period, the increase in revenues is due to the addition of Ivy accounts in our system in June 2003 and the Securian accounts in December 2003.  An increase in remote processing fees and a new fee for fund administration implemented in July of 2003 also contributed to the increase.

Underwriting and Distribution Expenses

On a sequential quarter basis, expenses decreased primarily due to a decline in front-load sales and, to a lesser degree, lower commission cost from decreased insurance sales volume.  Higher costs associated with non-proprietary distribution and higher commission costs related to higher sales activity for Legend advisors partially offset this decline.

Comparing the current quarter to last year’s second quarter, expenses increased due primarily to higher commission costs for Legend advisors and costs associated with non-proprietary distribution.  These costs were partially offset by a decline in variable annuity sales volume and insurance commissions.

The Waddell & Reed Advisors underwriting and distribution margin, a measure that excludes our wholesale underwriting and distribution activities, dropped to –0.5% in the second quarter from 3.9% in the first quarter due to a drop in sales.

Other Operating Items

Comparing the current quarter to last year’s second quarter, the increase in compensation and related costs was attributable to salary increases, headcount growth and higher incentive compensation. The decrease in general and administrative expenses was attributable to the closing of the Mackenzie Investment Management headquarter offices in Florida in July 2003, a decline in fund expenses as last year’s second quarter included costs associated with the merger and launch of the Ivy Funds family and to lower legal expenses.  In the third quarter of 2003, we took a pre-tax charge of $32 million for estimated legal costs associated with major existing legal and regulatory matters (Torchmark litigation, the NASD sales practice exam, and ongoing disputes with former sales personnel in our Advisors channel) assuming these matters are resolved unfavorably after exhausting all reasonable legal remedies.  As a consequence, last year’s comparable period included legal charges for legal issues listed above and this year’s periods exclude them.

At the end of 2002, we began granting restricted stock instead of options, which under our method of accounting, did not have an expense charge.  These shares vest on a four-year schedule and are expensed on a straight-line basis over their vesting period.  On April 2, 2004, we granted approximately 1 million shares of restricted stock.  The amortization of these restricted shares added approximately $1.6 million to the quarterly amortization expense beginning in the current quarter.  An additional $0.6 million was expensed in the current quarter to recognize the immediate vesting of restricted shares due to employee retirement.

In 2003, we began paying sub-advisory fees for certain acquired Securian assets sub-advised by other asset managers.  These assets were acquired in September and December 2003; therefore, subsequent periods reflect this cost.  We record management fees received on these assets on a gross basis as investment management fee revenues.

Investment & Other Income

Effective June 30, 2004, we began matching a portion of the Company’s investments to the funding obligations created by our deferred compensation plans.  These plans allow employees to choose investment vehicles, which are primarily Company sponsored mutual funds.  Accordingly, we changed the classification for certain mutual fund holdings from available-for-sale to trading.  This resulted in an unrealized gain of $1.9 million reflected in investment and other income.  Separately, in the second quarter of 2003, we recognized a $1.1 million gain on the sale of mutual fund investments.  As is our normal practice, we originally made this investment to seed the mutual fund’s launch.

Taxes

Our effective tax rate in the current quarter was 36.3%, compared to 35.5% in the first quarter of 2004 and 34.8% in last year’s second quarter.  The increase in the effective tax rate was primarily due to recording favorable resolution of tax liabilities in both earlier periods.  In the absence of unusual items, we expect an effective annual tax rate of approximately 36.2% to 36.3%.

Balance Sheet Information

As of June 30, 2004

•                  Cash balance of $75.6 million ($15.6 million for the exclusive benefit of customers in compliance with federal securities industry regulations.)

•                  Investment securities of $74.1 million.

•                  Contingent liability for our standby letter of credit in the amount of $36 million – issued in connection with our appeal bond posted with the New York Supreme Court related to the NASD arbitration award – is collateralized with a portion of our investment securities with a market value of $43.8 million.

•                  Long-term debt outstanding of $205.2 million.

•                  Short-term debt outstanding of $27.0 million.

•                  Shareholders’ equity of $191.2 million.

•                  Shares outstanding were 82.5 million.

Schedule of Selected Operating Data

Included in the following Schedule of Selected Operating Data is a representation of our cash earnings and our adjusted operating margin.  We believe adjusting our results by excluding non-cash items such as equity compensation and depreciation and adding the cost of capital expenditures provides a more meaningful measure of our financial performance because it more accurately reflects our true cash flow and aids comparability with other asset managers.  A reconciliation to GAAP is provided at the bottom of the schedule.

WADDELL & REED FINANCIAL, INC.

Schedule of Selected Operating Data

(Amounts in thousands except for per share data)

	Three Months Ended June 30,		Change		Three Months Ended March 31,	Change
	2004	2003	$	%	2004	$	%
Operating Revenues:
Investment management fees	$59,261	$49,009	10,252	20.9	$60,296	(1,035)	-1.7
Underwriting & distribution fees	45,703	43,840	1,863	4.2	49,803	(4,100)	-8.2
Shareholder service fees	19,101	17,052	2,049	12.0	18,967	134	0.7
Total operating revenues	124,065	109,901	14,164	12.9	129,066	(5,001)	-3.9

Operating Expenses:
Underwriting and distribution:	50,048	45,295	4,753	10.5	51,759	(1,711)	-3.3
Compensation and related costs	18,024	16,322	1,702	10.4	18,252	(228)	-1.2
Equity Compensation	3,396	1,193	2,203	184.7	1,240	2,156	173.9
General and administrative	9,535	10,530	(995)	-9.4	9,487	48	0.5
Sub-advisory	1,301	87	1,214	1,395.4	1,181	120	10.2
Depreciation	2,249	1,720	529	30.8	2,228	21	0.9
Total operating expense	84,553	75,147	9,406	12.5	84,147	406	0.5

Other Income (Expense):
Investment & other income	2,494	1,966	528	26.9	604	1,890	312.9
Interest expense	(2,415)	(2,570)	(155)	-6.0	(2,310)	105	4.5
Income before taxes	39,591	34,150	5,441	15.9	43,213	(3,622)	-8.4
Provision for taxes	14,387	11,884	2,503	21.1	15,332	(945)	-6.2
Net income	$25,204	$22,266	2,938	13.2	$27,881	(2,677)	-9.6
Cash net income (1)	$27,117	$20,966	6,151	29.3	$29,486	(2,369)	-8.0
Net income per share - diluted	$0.31	$0.27		14.8	$0.34		-8.8
Cash net income per share - diluted (1)	$0.33	$0.25		32.0	$0.36		-8.3

Weighted average number of shares outstanding - diluted	81,755	82,644			82,245
Adjusted operating margin (1)	36.4%	34.3%			37.5%
Waddell & Reed Advisors U&D margin (2)	-0.5%	-1.4%			3.9%

(1) Reconciliation from GAAP provided below

(2) Excludes our wholesale underwriting and distribution activities

GAAP net income	$25,204	$22,266	$27,881
Add back equity compensation (post-tax)	2,162	778	800
Add back depreciation	2,249	1,720	2,228
Deduct capital expenditures	(2,498)	(3,798)	(1,423)
Cash net income	$27,117	$20,966	$29,486

GAAP net income per share (diluted)	$0.31	$0.27	$0.34
Add back equity compensation (post-tax)	0.03	0.01	0.01
Add back depreciation	0.03	0.02	0.03
Deduct capital expenditures	(0.03)	(0.05)	(0.02)
Cash net income per share (diluted) *	$0.33	$0.25	$0.36

GAAP operating margin	31.8%	31.6%	34.8%
Add back equity compensation	2.7%	1.1%	1.0%
Add back depreciation	1.8%	1.6%	1.7%
Cash operating margin	36.4%	34.3%	37.5%

* Column may not add due to rounding

WADDELL & REED FINANCIAL, INC.

Changes in Assets Under Management

For the quarter ended

(Amounts in millions)

	Waddell & Reed Advisors Channel	Wholesale Channel	Total
June 30, 2004
Beginning Assets	$24,276	$12,384	$36,660

Sales	532	472	1,004
Redemptions	(861)	(794)	(1,655)
Net Sales	(329)	(322)	(651)

Net Exchanges and Adjustments	(12)	11	(1)
Reinvested Dividends and Capital Gains	38	35	73
Net Flows	(303)	(276)	(579)

Market Appreciation	200	77	277
Ending Assets	$24,173	$12,185	$36,358

June 30, 2003
Beginning Assets	$20,833	$6,710	$27,543
Securian Assets (1)	0	1,338	1,338

Sales	579	997	1,576
Redemptions	(869)	(677)	(1,546)
Net Sales	(290)	320	30

Net Exchanges and Adjustments	8	(10)	(2)
Reinvested Dividends and Capital Gains	70	37	107
Net Flows	(212)	347	135

Market Appreciation	1,891	787	2,678
Ending Assets	$22,512	$9,182	$31,694

March 31, 2004
Beginning Assets	$24,337	$12,236	$36,573

Sales	637	632	1,269
Redemptions	(897)	(671)	(1,568)
Net Sales	(260)	(39)	(299)

Net Exchanges and Adjustments	(50)	47	(3)
Reinvested Dividends and Capital Gains	38	34	72
Net Flows	(272)	42	(230)

Market Appreciation	211	106	317
Ending Assets	$24,276	$12,384	$36,660

(1) Assets acquired in connection with the strategic alliance with Securian Financial Group, Inc.

WADDELL & REED FINANCIAL, INC.

Supplemental Information

Other Items

	2Q04	2Q03	% change	1Q04	% change
Redemption rates - long-term assets
Waddell & Reed Advisors channel	11.4%	11.5%		11.2%
Wholesale channel	26.1%	31.1%		21.4%
Total	16.4%	17.1%		14.7%

Sales per advisor (000s) (1)
Total	176	143	23.1%	202	-12.9%

2+ Years	259	186	39.2%	309	-16.2%
0 to 2 Years	50	39	28.2%	61	-18.0%

Gross production per advisor (000s) (2)	13.0	11.1	17.1%	14.3	-9.1%

Number of advisors (3)	2,460	2,987	-17.6%	2,497	-1.5%

Number of shareholder accounts (000s)	2,373	2,286	3.8%	2,348	1.1%

(1) Average commissionable sales per Waddell & Reed Advisor

(2) Average gross commission generated per Waddell & Reed Advisor

(3) Excluding Legend retirement advisors

Lipper Ranking

	1 Year	3 Years	5 Years
Percentage of funds
Equity Funds
Top Quartile	33%	43%	44%
Top Half	51%	74%	79%

All Funds
Top Quartile	24%	36%	38%
Top Half	50%	66%	71%

MorningStar Ranking

	Overall	3 Years	5 Years

Percentage of funds with 4 or 5 stars
Equity Funds	48%	40%	47%
All Funds	39%	30%	38%

Earnings Conference Call

Members of the investment community and the general public are invited to listen to a live webcast of our earnings release conference call today, July 29, 2004 at 10:00 a.m. Eastern.  During this call, Keith A. Tucker, Chairman and CEO, will review our second quarter results.  Live access to the teleconference will be available on the “Corporate” section of our website at www.waddell.com.  A webcast replay will be made available shortly after the call through August 3rd.

Website Resources

We invite you to visit the “Corporate” section of our website at www.waddell.com under the caption “Data Tables” to review supplemental information schedules on asset flows and average assets under management & management fee rates.

Contacts

Investor Contacts:

Nicole McIntosh, Investor Relations Manager, (913) 236-1880, nmcintosh@waddell.com

Mutual Fund Investor Contact:

Call (888) WADDELL, or visit www.waddell.com or www.ivyfunds.com.

Past performance is no guarantee of future results.  Please invest carefully.

Forward-looking Statements

The statements in this press release relating to matters that are not historical facts are forward-looking statements based on management’s belief and assumptions using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict.  Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurances that these expectations will prove to be correct.  Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements.  Such differences could be caused by a number of factors including, but not limited to, a risk that the expected benefits from the expansion of our distribution channels may not be as beneficial as anticipated, unexpected and adverse results of litigation or regulation, acts of terrorism and/or war, less favorable economic and market conditions including our cost to finance the Company, the risk that the intended results of our changes to long-term incentive compensation may not meet our expectations, and other risks as set out in the reports we have filed with the SEC.  Should one or more of these risks materialize or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected.  We assume no duty to publicly update or revise such statements, whether as a result of new information, future events or otherwise.